PROSPECTUS SUPPLEMENT                         FILED PURSUANT TO RULE 424(b)(3)
 (To Prospectus dated July 10, 1997)           Registration No. 333-30199


                             DATA GENERAL CORPORATION

                  $212,750,000 Principal Amount of 6% Convertible
                            Subordinated Notes due 2004
                     (Interest payable May 15 and November 15)

                         8,122,089 Shares of Common Stock


        This document supplements the Prospectus dated July 10, 1997 relating to
 (i) $212,750,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2004 (the "Notes") of Data General Corporation, a Delaware corporation (the (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated and Dillon, Read & Co., Inc in May 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On September 11, 1997 the last sale price of the Common Stock of the Company on the New York Stock Exchange was $32 7/8ths. The Common Stock of the Company is traded under the symbol "DGN."

          Selling Securityholder:       The Yasuda Trust and Banking Co., Ltd.*
                                        2-1 Yaesu 1-Chome Chuo-ku
                                        Tokyo 103 Japan

          Securities Being Sold:        $750,000.00 aggregate principal amount
                                                    of 6% Convertible
                                                    Subordinated Notes due 2004

 *Yasuda Bank and Trust Co. (USA) is signing on behalf of the aforementioned company as an authorized custodian.

          As of September 11, 1997, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $750,000.00 aggregate principal amount of Notes, [representing less than 1% of the Notes outstanding as of such date]. [As of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible].

       Since January 1, 1994, the Selling Securityholder had the following transactions with Data General securities:

       Data General Corp. Common Stock:  Cusip# 237688106
       1) 1/12/96  Sell  30,000 shares
       2) 7/03/96  Sell  20,000 shares
       3) 7/31/96  Sell  60,000 shares
       4) 4/10/97  Buy      103 shares
       5) 7/22/97  Sell     103 shares

SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.




             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                THE SECURITIES AND EXCHANGE COMMISSION OF ANY STATE
             SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
             COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                          REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.



               The date of this Prospectus Supplement is September
                                    12, 1997.